NEWS RELEASE

Lincoln Financial Group Reports Fourth Quarter and Full Year 2007 Results
______________________________________________

Amid volatile capital markets, a record year of variable annuity and life insurance sales drove consolidated retail domestic deposits to $33.2 billion, up 14%, and net flows to $7.5 billion, up 16%

Record fourth quarter variable annuity sales of $3.4 billion, up 31% over the prior year

Philadelphia, PA, February 4, 2008 – Lincoln Financial Group (NYSE:LNC) today reported net income of $113 million, or $0.42 per diluted share, for the fourth quarter of 2007, versus $381 million, or $1.36 per diluted share in the prior-year quarter. Net income for the fourth quarter included net realized losses on investments of $71 million, after tax, or $0.26 per diluted share, and a loss of $136 million after tax, or $0.50 per diluted share, relating to the sale of certain media assets. For the full year of 2007, net income was $1.21 billion, or a $4.43 per diluted share, versus $1.32 billion, or $5.13 per diluted share, in 2006.

Income from operations for the fourth quarter of 2007 was $312 million, or $1.16 per diluted share, compared to fourth quarter 2006 income from operations of $366 million, or $1.31 per diluted share. As a result of pending sale agreements for certain media properties in the fourth quarter of 2007, income from operations excludes the results of those businesses, which are now included in discontinued operations for all periods presented. In the fourth quarter of 2007, income from operations from those businesses was $9 million, after tax, or $0.03 per diluted share. Results in the current quarter also included merger-related expenses of $28 million, pre tax.

For the full year of 2007, income from operations was $1.41 billion, or $5.15 per diluted share, compared to $1.30 billion, or $5.06 per diluted share, in 2006. Return on equity (ROE), based on income from operations, was 12.2% for the year. Net income and income from operations in 2006 exclude first quarter results from Jefferson-Pilot businesses.

The attached table defines and reconciles income from operations, ROE, and book value per share excluding accumulated other comprehensive income (AOCI), non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Notable Items Affecting 4Q 2007 Income from Operations
($ in millions except per share data)	After-tax Amount	EPS
Individual Annuities (Hedge Performance, DAC Unlocking, FAS 133)	$(36)	$(0.13)
Other Operations (Non-qualified Benefit Plan Changes, Expense Items)	(18)	(0.07)
Life Insurance (Mortality)	(4)	(0.01)
Group Protection (Loss Ratios)	3	0.01
Investment Management (Reduction in Incentive Compensation Accruals)	7	0.03

Notable Items Referenced in the 4Q 2006 Press Release Affecting Income from Operations
($ in millions except per share data)	After-tax Amount	EPS
Individual Annuities (VA Reserves, Tax-related Adjustment)	$11	$0.04
Individual Life (Fee and Investment Income, Mortality)	10	0.04
Group Protection (Loss Ratios, Expense Items)	9	0.03
Defined Contribution (Investment Income, Expense Items)	(3)	(0.01)
Other Operations (Expense Items)	(3)	(0.01)

Dennis R. Glass, president and CEO, said, “Lincoln Financial had a strong year despite facing headwinds in the capital markets that further intensified in the fourth quarter. Strategic investments to expand our best-in-class distribution capabilities, combined with a robust product offering, drove excellent year-over-year sales growth of 20% or more in individual life, individual annuities, defined contribution, group protection and retail mutual funds. We also achieved our integration savings targets, continued to refine our operating focus and returned over $1.4 billion to our shareholders through dividends and stock buybacks.”

Glass added, “The volatile capital markets contributed to both credit and hedge program losses in the fourth quarter; nevertheless, our underlying fundamentals remain strong. We ended the year with a solid general account investment portfolio, a strong capital base and significant flexibility to make additional strategic investments to further enhance our distribution platform and product capabilities in 2008 and beyond.”

Fourth Quarter 2007 Segment Results
Individual Markets
Individual Annuities
Income from operations for the Individual Annuities segment was $90 million in the fourth quarter of 2007 versus $124 million in the year-ago period. The current quarter included a net negative impact of approximately $36 million, after tax, primarily related to the hedge program, DAC unlocking, and the impact of FAS 133 fair value accounting on liabilities related to indexed annuity products.

In the quarter, gross deposits were $3.9 billion, up 23% over the year-ago period. Net flows for the segment doubled versus the 2006 quarter to $1.8 billion, reflecting strength in deposits and a sharp reduction in fixed annuity outflows. Record variable annuity product sales were supported by all channels, as the Wirehouse, Independent Planner and Bank channels each grew variable annuity product sales in excess of  25% compared to the 2006 quarter.

For the year, total annuity deposits were $13.5 billion, driven by record variable annuity product deposits of $11.9 billion. Strong variable annuity product net flows in 2007 of $6.2 billion boosted variable annuity product account values by 20% and increased total expense assessment revenue by 36%.

Individual Life Insurance
Individual Life Insurance income from operations was $159 million, compared to $157 million in the fourth quarter of 2006. The current quarter’s results included a net negative impact of approximately $4 million, after tax, primarily related to unfavorable mortality experience, which was partially offset by positive DAC unlocking.

Individual life insurance sales, reported as paid annualized premium, were $182 million in the fourth quarter, down 17% compared to 2006. Normal seasonality in the fourth quarter was offset by the continued transition to new products and processes associated with the launch of the unified product portfolio. MoneyGuard®, a universal life insurance policy with a long-term care rider, continued to benefit from wholesaler expansion as sales were more than 50% higher than the prior-year period.

Full-year life insurance sales were up 20% over the combined Lincoln Financial and Jefferson Pilot sales in 2006, with double digit growth in both the MGA and Independent Planner channels.

Employer Markets
Defined Contribution
Fourth quarter income from operations for Defined Contribution was $43 million, versus $45 million for the same period a year ago, as expense assessment revenue increased 11% and investments in distribution and technology continued in the quarter.

In the quarter, gross deposits were $1.3 billion, a 15% increase over the fourth quarter of 2006. The Lincoln Alliance®Program, a medium to large case employer-sponsored retirement plan solution, drove results with $610 million in deposits, a 33% increase.

For the year, gross deposits were $5.6 billion and net flows were $337 million, driven by a 79% increase in Lincoln Alliance®Program deposits of $2.8 billion. These inflows were offset by continued net outflows in Lincoln Multi-Fund®Variable Annuity, an older small to medium case retirement plan solution. In addition, Lincoln DirectorSM, a small case group variable annuity product, recorded negative net outflows as a result of the termination of a third party wholesaling arrangement in the fourth quarter of 2006. At the end of 2007, the defined contribution business had more than doubled their wholesaler count to 80 since December 31, 2006.

Executive Benefits
In the quarter, income from operations for Executive Benefits was $15 million, compared to $13 million in the fourth quarter of 2006.

Group Protection
For the fourth quarter, Group Protection’s income from operations was $28 million, versus $33 million in the prior-year period. Both the current and prior-year periods reflect favorable loss ratios that benefited income from operations. Favorable non-medical loss ratios of 70.7% contributed approximately $3 million, after tax, to the current quarter’s results. The expected range is 71-74%.

Annualized premiums for new business posted double digit increases and reached record levels for the quarter and full-year, driven by strong performance in core markets. Annualized premiums were $143 million, up 26%, and $326 million, up 20%, for the fourth quarter and full-year 2007 compared to 2006 (including premiums reported by Jefferson-Pilot in the first quarter of 2006), respectively.

Investment Management
The Investment Management segment reported income from operations of $27 million in the fourth quarter of 2007, which compares to $14 million in the prior year period. The current quarter included net positive items of approximately $7 million, after tax, primarily related to a reduction in incentive compensation expense accruals.

Total deposits for the quarter were $5.8 billion compared to $8.1 billion a year ago. Strong retail mutual fund sales of $2.2 billion were up 27%, and institutional equity deposits were $1.7 billion, up 33%; while retail managed accounts and institutional fixed income continued to be pressured.

Full-year gross deposits were $23.8 billion, driven by a 32% increase in mutual funds as compared to 2006 and solid growth in Lincoln Financial’s multi-manager annuity products.

Lincoln UK
For the fourth quarter, the UK segment’s income from operations was $13 million, versus $10 million in the same year-ago period, as the current quarter continued to benefit from favorable exchange rates.

Other Operations
For the fourth quarter and subsequent periods, Other Operations includes the results from the remaining Lincoln Financial Media properties. The operating loss in Other Operations was $62 million in the quarter, versus $30 million in the prior-year quarter. The 2007 quarter included approximately $18 million, after tax, of unfavorable expense items primarily related to non-qualified benefit plan changes and $28 million, pre tax, of merger-related expenses.

Through the end of 2007, Lincoln Financial had achieved approximately $175 million, pre tax, of annualized merger-related savings toward a targeted range of $195-205 million, pre tax.

Capital and Share Repurchase
As of December 31, 2007, the book value per share of Lincoln National Corporation common stock, including AOCI, was $44.36, compared with $44.21 a year ago. Book value per share, excluding AOCI, was $43.46, compared with $41.99 a year ago.  Lincoln Financial repurchased 5.1 million shares in the fourth quarter at a total cost of $300 million. For the full year, the company repurchased 15.4 million shares for approximately $986 million.

Realized Gains and Losses/Impairment Charge
The company reported net realized losses of $71 million in the quarter, including $193 million, pre tax and DAC, of gross losses from the write downs for impairments on securities primarily backed by subprime-related loans, financial institutions, and structured products with exposure to financials. See attached reconciliation of income from operations to net income for additional detail.

Glass concluded, “Lincoln is well positioned for the future with one of the fastest growing variable annuity businesses in the industry, good momentum in our individual life and group protection businesses, a solid investment management platform and a defined contribution strategy focused on higher growth markets. We expect further distribution expansion and product development in 2008 will continue to drive the market leading growth we achieved in 2007.”

2008 Outlook
Individual Annuities
Lincoln Financial expects results to continue to build on market share gains experienced in 2007 with solid variable flows and growth in account values, recognizing results are sensitive to equity market movements. The company anticipates fixed annuity outflows to moderate throughout 2008. Fixed annuity spreads are expected to remain stable throughout 2008 in the 200 basis point range.

Individual Life Insurance
Lincoln Financial anticipates production to build off strong 2007 results with growth rates moderating in 2008. Income from operations is expected to benefit from mid-single-digit growth in in-force and account values, driving stable growth in revenue, while spreads are expected to remain in the 180 basis point range. Results can be sensitive to mortality experience and alternative investment income.

Employer Markets
Investments in distribution are expected to maintain the full-year production growth rates experienced in 2007 for the Defined Contribution segment, recognizing results are sensitive to equity market movements. Fixed annuity spreads are expected in the 230 basis point range. For the Group Protection segment, Lincoln Financial anticipates non-medical loss ratios will be in the 71-74% range and annualized premiums are expected to grow at approximately 10%.

Earnings Estimates
For Investment Management, Lincoln Financial expects income from operations in the low to mid $60 million range, reflective of the equity market declines in the first month of the year. Pre-tax operating margins are expected to build from the 20% range, recognizing results are sensitive to equity market movements.

For the UK segment, Lincoln Financial expects earnings in the low $40 million range, assuming stable exchange rates.

Equity Market Sensitivities
There is an impact to earnings from the effects of equity market movements on account values and assets under management and the related asset based fees earned and expenses incurred. Lincoln Financial estimates approximately $7 million annual earnings impact after the associated DAC amortization, from a 1% change in the equity markets, excluding the impact to sales, persistency, hedge program performance and changes to customer behavior. In general, Lincoln Financial does not unlock its long-term equity market assumptions used in the amortization of  DAC, VOBA, DSI and DFEL based upon short-term fluctuations in the equity markets.

Alternative Investment Income
Lincoln Financial expects a long-term return in the range of 10-12% on its alternative investments portfolio of approximately $800 million, which is mainly comprised of limited partnerships, private equity, hedge funds, oil and gas and real estate investments. However, quarterly results can differ materially from long-term expectations. In the near term, the company expects returns on alternative investments to be pressured.

Merger Integration
Merger-related expenses in 2008 are expected to range from $50-60 million, pre tax, including approximately $20-25 million, pre tax, in the first quarter.

Capital Management
Lincoln Financial intends to repurchase approximately $500-600 million of stock in 2008, including share repurchase activity that may be supported by proceeds from the previously announced sales of the media properties.

This outlook contains estimates that are forward-looking, and actual results may differ materially. Lincoln Financial’s actual experience in 2008 will almost certainly differ from many of the assumptions utilized in the outlook and the company’s expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time.  Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

Lincoln Financial Group will discuss the company’s fourth quarter results and outlook for 2008 with investors in a conference call beginning at 11:00 a.m. (ET) on Tuesday, February 5, 2008.  The company will also post its fourth quarter 2007 statistical supplement on its Web site, www.LincolnFinancial.com/investor.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, the companies of Lincoln Financial Group had assets under management of $237 billion as of December 31, 2007. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services. Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; and Lincoln UK. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	484 583-1420	215 255-1520
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  Income (loss) from operations represents after tax results excluding, as applicable, realized gains or losses on investments and derivatives, initial impact of the adoption of changes in accounting principles, reserve changes on business sold through reinsurance, gain on sale of subsidiaries and book of business, loss on early retirement of debt, and income (loss) from discontinued operations.  The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing operations in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are either unpredictable and/or not related to decisions regarding the underlying businesses.

	For the Quarter Ended		For the Year Ended
($ in millions, except per share data)	December 31,		December 31,
	2007	2006	2007	2006
Net Income	$113	$381	$1,215	$1,316

Less:
Net realized gain (loss) on investments
and derivatives [1]	(71)	9	(82)	(3)
Net gain (loss) on reinsurance
derivative/trading account securities	-	-	2	2
Reserve development, net of related amortization
on business sold through indemnity reinsurance	1	-	(7)	1
Loss on sale of subsidiaries/ businesses	(2)	-	(2)	-
Early extinguishment of debt	-	(3)	-	(3)
Income (loss) from discontinued operations	(127)	9	(106)	21
Income from Operations	$312	$366	$1,410	$1,298
	-	-	-	-

Earnings per share (diluted)
Net Income	$0.42	$1.36	$4.43	$5.13
Income from Operations	$1.16	$1.31	$5.15	$5.06

Average Equity
(Excluding accumulated other comprehensive income)	$11,630	$11,512	$11,591	$10,054

Return on Equity
Net Income	3.9%	13.2%	10.5%	13.1%
Income from Operations	10.7%	12.7%	12.2%	12.9%

[1] Net realized losses for the quarter included $193 million of writedowns related to impairments, pre tax and pre DAC.  Impairments included writedowns of  $110 million of structured credit notes backed primarily by financials, $35 million of MBS and other securities backed by mortgage related collateral, $36 million of financials, and $12 million of other writedowns.  Of the $193 million of impairments reported on a GAAP basis, approximately $60 million of the impairments were recognized on a statutory accounting basis for regulatory reporting.

Definition of Book Value per share excluding AOCI
Book value per share excluding accumulated other comprehensive income ("AOCI") is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding. Management provides book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to the business operations. Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2007 and 2006 is set forth below.

	As of
	December 31,
	2007	2006
Book value per share, including AOCI	$44.36	$44.21
Per share impact of AOCI	0.90	2.22
Book value per share, excluding AOCI	$43.46	$41.99

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

	For the Quarter Ended
($ in millions, except per share data)	December 31,
	2007	2006

Revenues	$2,606	$2,617
Net Income	$113	$381

EPS - Basic	$0.42	$1.38
EPS - Diluted	$0.42	$1.36

Avg. Shares - Basic	266,446,119	275,884,056
Avg. Shares - Diluted	269,382,569	280,418,102

	For the Year Ended
	December 31,
	2007	2006

Revenues	$10,594	$8,962
Net Income	$1,215	$1,316

EPS - Basic	$4.50	$5.21
EPS - Diluted	$4.43	$5.13

Avg. Shares - Basic	270,298,843	252,363,042
Avg. Shares - Diluted	273,905,502	256,169,266

Forward-Looking Statements—Cautionary Language
Certain statements made in this release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe”, “anticipate”, “expect”, “estimate”, “project”, “will”, “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings.  Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

▪
Problems arising with the ability to successfully integrate Jefferson-Pilot’s businesses, which may affect our ability to operate as effectively and efficiently as expected or to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe;

▪
Legislative and regulatory changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln’s products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements such as Principles Based Reserving and Actuarial Guideline VACARVM related to secondary guarantees within Lincoln’s universal life and variable annuity products; restrictions on revenue sharing and 12b-1 payments;

▪
Changes in federal, state or foreign tax legislation and regulation that impact the taxation of Lincoln’s products and other corporate changes, such as any impact to the availability of the separate account dividends received deduction and any potential U.S. Federal tax reform;

▪
The initiation of legal or regulatory proceedings against Lincoln or its subsidiaries and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities, and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

▪	Changes in interest rates causing a reduction of investment income, the margins of Lincoln’s fixed annuity and life insurance businesses and demand for Lincoln’s products;
▪
A decline in the equity markets causing a reduction in the sales of Lincoln’s products, a reduction of asset-based fees that Lincoln charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln’s variable annuity products;

▪
Ineffectiveness of Lincoln’s various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity  markets and interest rates;

▪
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln’s assumptions used in pricing its products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income, including as a result of investor-owned life insurance business;

▪
Changes in accounting principles generally accepted in the United States that may result in unanticipated changes to Lincoln’s net income, including the impact of  Statements of Financial Accounting Standards 157 and 159;

▪
Lowering of one or more of Lincoln’s debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on Lincoln’s ability to raise capital and on its liquidity and financial condition;

▪
Lowering of one or more of the insurer financial strength ratings of Lincoln’s insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, and profitability of its insurance subsidiaries;

▪
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of Lincoln’s companies requiring that Lincoln realize losses on such investments;

▪
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

▪	The adequacy and collectibility of reinsurance that Lincoln has purchased;
▪	Acts of terrorism, war, or other man-made and natural catastrophes that may adversely affect Lincoln’s businesses and the cost and availability of reinsurance;
▪
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln can charge for its products;

▪
The unknown impact on Lincoln’s business resulting from changes in the demographics of Lincoln’s client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;

▪	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers; and
▪
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding, and investment results.

The risks included here are not exhaustive. Lincoln’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln’s business and financial performance.  Moreover, Lincoln operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on Lincoln’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this release.